Exhibit 99.1

News Release

Contact: John A. Hauser

               (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months and Six Months

ended June 30, 2010.

Sturgeon Bay, Wisconsin – (PR Newswire) – July 21, 2010

Baylake Corp. (OTC BB: BYLK) today announced results for the second quarter of 2010.

•

Net income of $1.3 million or $0.17 per share for second quarter 2010. The sixth consecutive quarter of profitability.

•

Net interest income increased to $8.2 million compared to $6.8 million for second quarter 2009, an increase of $1.4 million or 20.6%.

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Nonperforming loans fell to $23.7 million from $51.6 million at June 30, 2009.

•

Net interest margin rose to 3.68%, an increase of 71 basis points from second quarter 2009.

•

Shareholders’ equity increased to $78.2 million from $70.4 million at June 30, 2009.

“The improved operating results from the second quarter were a direct result of our successful effort to improve our net interest margin,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer.

Baylake reported net income for the second quarter of 2010 of $1.3 million, or $0.17 per fully-diluted common share, compared to net income of $0.5 million or $0.07 per fully-diluted common share for the second quarter of 2009. This represents an increase in net income of $0.8 million, or $0.10 per fully-diluted common share.  The difference in operating results for the second quarter of 2010 compared to the second quarter of 2009 is primarily attributable to a $1.4 million increase in net interest income from $6.8 million for the second quarter of 2009 to $8.2 million for the second quarter of 2010.  This increase was offset in part by an increase in income tax expense of $0.8 million from the second quarter of 2009 to the second quarter of 2010.

Net interest margin increased 71 basis points from 2.97% for the quarter ended June 30, 2009 to 3.68% for the quarter ended June 30, 2010.  Interest expense as a percent of average interest bearing deposits decreased from 2.13% at June 30, 2009 to 1.36% at June 30, 2010.  Operating results were negatively impacted by a $0.1 million increase in the provision for loan losses, from $1.2 million for the quarter ended June 30, 2009 to $1.3 million for the quarter ended June 30, 2010.

Non-performing loans decreased $27.9 million (54.1%) from $51.6 million at June 30, 2009 to $23.7 million at June 30, 2010.    As a percent of total loans, non-performing loans decreased from 7.3% at June 30, 2009 to 3.7% at June 30, 2010.  At June 30, 2010 and 2009, the allowance for loan losses as a percent of total loans was unchanged at 1.8%.  The allowance for loan losses as a percent of non-performing loans at June 30, 2010 was 48.3%, compared to 25.2% at June 30, 2009.  Net recoveries against the reserve for the quarter ended June 30, 2010 were $0.1 million compared to net charge-offs of $2.9 million for the quarter ended June 30, 2009.

“A highlight during the second quarter was the successful completion on April 30, 2010 of our $9.45 million convertible subordinated debt offering,” said Cera.  “The funds raised in that offering strengthen our balance sheet and provide additional capital to support loan growth once demand begins to increase.”

Baylake’s total assets and shareholders’ equity were $1.0 billion and $78.2 million, respectively, at June 30, 2010, compared to $1.0 billion and $70.4 million at June 30, 2009.  Baylake’s total risk-based capital ratio improved to 13.3% at June 30, 2010 from 10.4% at June 30, 2009.  At June 30, 2010, both Baylake Corp. and Baylake Bank were above “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

While total deposits decreased $12.0 million, or 1.4%, from $834.8 million at June 30, 2009 to $822.8 million at June 30, 2010, the decline was a result of a strategic decision to allow $37.5 million of brokered deposits to mature in an effort to reduce Baylake’s reliance on such deposits. Total deposits, excluding brokered deposits, increased $25.5 million, or 3.4%, from $749.2 million at June 30, 2009 to $774.7 million at June 30, 2010.  Total loans decreased by $68.7 million, or 9.7%, from $709.8 million at June 30, 2009 to $641.1 million at June 30, 2010.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of June 30, 2010, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at June 30, 2010 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	At June 30, 2010	At December 31, 2009	At June 30, 2009
	(dollars in thousands except per share data)

Total assets	$ 1,041,330	$ 1,044,457	$ 1,042,025
Investment securities (1)	226,416	204,834	186,625
Total loans	641,145	654,461	709,820
Total deposits	822,811	831,629	834,777
Borrowings (2)	106,316	106,122	108,207
Subordinated debentures	16,100	16,100	16,100
Convertible debentures	9,450	5,350	0
Stockholders’ equity	78,156	74,598	70,386
Non-performing loans (3)	23,710	26,590	51,601
Non-performing assets (3)	39,672	41,585	59,281
Restructured loans, accruing	9,845	2,061	12

Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$9.88	$9.43	$8.90

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data UNAUDITED
Total interest income	$ 11,492	$ 11,579	$ 22,839	$ 24,093
Total interest expense	3,312	4,814	6,938	9,889

Net interest income	8,180	6,765	15,901	14,204
Provision for loan losses	1,250	1,200	2,300	2,400

Net interest income after provision for loan losses	6,930	5,565	13,601	11,804

Total non-interest income	2,474	2,593	4,486	7,130
Total non-interest expense	7,488	7,814	15,207	15,242

Income (loss) before income taxes	1,916	344	2,880	3,692
Income tax expense (benefit)	567	(190)	714	876

Net income	$ 1,349	$ 534	$ 2,166	$ 2,816

Per Share Data (4):
Net income per share (basic)	$ 0.17	$ 0.07	$ 0.27	$ 0.36
Net income per share (diluted)	0.17	0.07	0.27	0.36
Cash dividends per common share	-	-	-	-
Book value per share	9.88	8.90	9.88	8.90

Performance Ratios (5):
Return on average total assets	0.59%	0.21%	0.42%	0.54%
Return on average total shareholders’ equity	7.01%	3.06%	5.72%	8.03%
Net interest margin (6)	3.68%	2.97%	3.57%	3.10%
Net interest spread (6)	3.58%	2.85%	3.47%	2.98%
Efficiency ratio (9)	71.47%	82.62%	74.31%	80.10%
Non-interest income to average assets	0.97%	1.00%	0.88%	1.36%
Non-interest expense to average assets	2.93%	3.00%	2.98%	2.91%
Net overhead ratio (7)	1.96%	2.01%	2.10%	1.55%
Average loan to average deposit ratio	79.62%	85.20%	79.22%	85.22%
Average interest earning assets to average interest bearing liabilities	106.75%	106.17%	106.21%	106.19%

Asset Quality Ratios (3)(5):
Non-performing loans to total loans	3.70%	7.27%	3.70%	7.27%
Allowance for loan losses to:
Total loans	1.79%	1.83%	1.79%	1.83%
Non-performing loans	48.31%	25.24%	48.31%	25.24%
Net charge-offs to average loans	-0.04%	1.61%	0.14%	0.82%
Non-performing assets to total assets	3.81%	5.69%	3.81%	5.69%

Capital Ratios (5)(8):
Shareholders’ equity to assets	7.51%	6.75%	7.51%	6.75%
Tier 1 risk-based capital	10.78%	9.12%	10.78%	9.12%
Total risk-based capital	13.29%	10.37%	13.29%	10.37%
Leverage ratio	7.98%	7.13%	7.98%	7.13%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	298	304	298	304

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.